Exhibit 77C
The Annual Meeting of Shareholders (the "Annual
Meeting") of the Fund was held on September 22, 2015. The Annual Meeting was adjourned to
October 23, 2015 and subsequently to November 6,
2015 with respect to proposal 3. At the meetings, the following matters were submitted to a shareholder vote:
1.) Election of Directors - the shareholders of the Fund elected the following Directors to serve on the Board of Directors until their successors have been duly elected and qualified.

Director		Votes Cast for		Votes Against/Withheld
Samuel P. Bell		36,723,553		7,957,576
David S. DeVito		36,723,534		7,957,596
John A. Gavin 		36,675,869		8,005,260
Patrick C. Haden  	36,710,754		7,970,376
Janet E. Kerr		36,784,807		7,896,323
David Lippmann		36,755,017		7,926,113
Peter McMillan		36,785,137		7,895,993
Charles A. Parker	36,708,643		7,972,487
Victoria B. Rogers	36,821,764		7,859,366
Andrew Tarica		36,835,835		7,845,295

2.) Ratification of Selection of Independent
Registered Public Accounting Firm - the
shareholders of the Fund approved the
ratification of the selection of Deloitte & Touche, LLP as the independent registered public accounting firm for the Fund for the fiscal year ended December 31, 2015.

For			Against			Abstain			Non-votes
43,813,417		428,933			753,851			0

3.) Amendment of the Fund's Articles of
Incorporation - the shareholders of the Fund approved the amendment of the Fund's Articles of Incorporation to eliminate the requirement that a proposal to convert the Fund to an open-end mutual fund be submitted for shareholder approval under certain circumstances.

For			Against			Abstain			Non-votes
23,890,767		9,996,785		720,878			10,072,700